Exhibit 99.1
                                                                  ------------



MEREDITH CORPORATION REPORTS
FOURTH QUARTER AND FISCAL YEAR 2001 RESULTS

Publishing Group Fourth-Quarter Profit Rises Despite Difficult Market


DES MOINES, Iowa - (Aug 2, 2001) - Meredith Corporation (NYSE: MDP) today reported pro forma earnings of $20.3 million, or 40 cents per share, for the fiscal year 2001 fourth quarter ended June 30. These results were in line with the guidance the company has provided, and ahead of the First Call consensus estimate. Pro forma earnings in the fourth quarter of fiscal 2000 were $22.1 million, or 43 cents per share.

For the entire 2001 fiscal year, Meredith pro forma earnings were $79.7 million, or $1.55 per share, also in line with the guidance the company has provided. This compares to pro forma earnings of $90.8 million, or $1.72 per share, in fiscal 2000.

Pro forma earnings in the fiscal 2001 fourth quarter and year exclude several one-time items. On a pre-tax basis, they are:

   - Charges of $25.3 million, primarily for employment reduction programs and the write-down of certain Internet investments;
   - Charges of $9.9 million for the write-down of broadcast film rights; and
   - A $21.5 million gain from the sale of Golf for Women magazine.

The net effect of these items was an after-tax charge of $8.4 million or 16 cents per share.

Pro forma earnings in fiscal 2000 exclude a nonrecurring charge of $23.1 million for the write-down of nondeductible intangibles, severance payments and other charges related to the closing of certain magazines; and a charge of $1.0 million for the write-down of broadcast film rights. The net effect of these items was an after-tax charge of $19.7 million, or 37 cents per share.

Revenues adjusted for discontinued magazine titles were $270.0 million in the fourth quarter of fiscal 2001, versus $276.1 million for the previous year. Reported revenues for the fourth quarter of fiscal 2001 were $270.0 million, versus revenues of $283.7 million for the prior-year quarter.

Revenues adjusted for discontinued magazine titles were $1,039.1 million for fiscal 2001, versus $1,049.9 million for the previous year. For fiscal 2001, Meredith reported revenues were $1,053.2 million, versus revenues of $1,097.2 million for the previous year.

Reported and pro forma results for the 2000 and 2001 fourth quarters and fiscal years were as follows:







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                                  -----------------    ----------------
                                  Pro Forma Results    Reported Results
                                    2001      2000       2001     2000
                                  -------   -------    -------   ------
   3 months ended 6/30
   -------------------
   Income from operations         $40,554   $44,751    $ 5,316  $21,257
   Net earnings                    20,272    22,053     11,878    2,732
   Diluted earnings per share      $ 0.40    $ 0.43     $ 0.23   $ 0.06


   12 months ended 6/30
   --------------------
   Income from operations        $161,862  $185,485   $126,624 $161,337
   Net earnings                    79,666    90,750     71,272   71,030
   Diluted earnings per share      $ 1.55    $ 1.72     $ 1.39   $ 1.35

   In thousands, expect per share data

"Our results in the fourth quarter and the fiscal year reflect the weakness in advertising demand that has affected the media industry," said Meredith Corporation Chairman and Chief Executive Officer William T. Kerr. "We have not seen any indications of a turnaround in the near future. In response, we are aggressively reducing costs and building our competitive position as we work to meet the expectations of our shareholders."

Kerr noted that Meredith's operating costs excluding nonrecurring charges and the film write-down were 4 percent lower for the fiscal fourth quarter, compared to the prior-year period. For fiscal 2001 the company's pro forma costs were down 2 percent compared to fiscal 2000, despite higher paper prices, a January postal increase, continued investments in interactive media, and broadcasting sales and news investments.

Meredith completed its previously announced voluntary early retirement program during the fourth quarter. In addition, the company has instituted an involuntary employment reduction program. Since December 31, 2000, staffing has been by reduced by 7 percent. At December 31, 2001, staffing is expected to be down 10 percent versus the prior-year period.


OPERATING RESULTS

PUBLISHING
----------
Fourth quarter publishing operating profit was $34.9 million, compared to $31.1 million in the prior-year quarter. Higher circulation margins, improved integrated marketing income and expense reductions contributed to the higher quarterly operating profit in publishing. Publishing revenues were $202.4 million, versus $210.7 million in the fourth quarter of fiscal 2000. Revenues adjusted for discontinued magazine titles were $202.4 million in the fourth quarter of fiscal 2001, versus $203.2 million for the previous year.

For fiscal 2001, publishing operating profit was $132.8 million, compared to $139.0 million for the previous year. Publishing revenues for the fiscal year were $782.9 million, versus $818.8 million for fiscal 2000. Revenues adjusted for discontinued magazine titles were $768.8 million in fiscal 2001, versus $771.5 million for the previous year.

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Publishing revenues were impacted by a continued reduction in advertising spending in most categories. "In the fourth quarter our strongest performances were reported by Meredith Integrated Marketing and our lineup of Better Homes and Gardens Special Interest Publications, both of which are not heavily dependent on advertising revenues," Kerr said. "Our newsstand sales continue to rise at a time when sales have been down for the overall magazine industry. We have made a concerted effort over the last several years to build sources of revenue not dependent on swings in the advertising cycle."

Interactive Media (Results reported in the Publishing Segment)
-----------------
Fiscal 2001 fourth quarter Interactive Media revenues were $1.3 million versus $1.2 million in the prior-year quarter. Interactive Media operating losses were $2.5 million, versus $3.0 million in same period of fiscal 2000. For the entire 2001 fiscal year, Interactive revenues were $5.8 million versus $3.5 million for fiscal 2000. Operating losses were $7.7 million for the 2001 fiscal year, compared to $6.3 million for fiscal 2000.

In the fourth quarter, Meredith's online subscriptions grew nearly five fold compared to the prior-year period. Meredith finished the fiscal year with 290,000 online subscription orders, well above its goal of 250,000.

"Obtaining magazine subscriptions through the Internet is a priority for Meredith because of the potential for significant savings in the cost of subscription acquisitions," Kerr said. "To date, we are exceeding our targets for online subscriptions, and we are well on our way to achieving our goal of acquiring 1.5 million subscriptions over the Internet by the end of fiscal 2003."

BROADCASTING
------------
Broadcasting Group operating profit excluding broadcast film write-downs was $9.7 million for the fiscal 2001 fourth quarter, versus $17.5 million in the prior-year fourth quarter. Fourth quarter Broadcasting Group revenues were $67.6 million, compared to $72.9 million in same period of fiscal 2000.

For fiscal 2001, Broadcasting operating profit excluding broadcast film write-downs was $44.6 million, compared to $61.5 million for the prior-year period. Broadcasting revenues for fiscal 2001 were $270.3 million, compared to $278.3 million for the prior-year period.

Meredith is still experiencing a slowdown in demand for television advertising, consistent with other television broadcasting companies, Kerr said. National revenues continue to be weak, with the largest declines in automobiles, restaurants and retail, while local revenues are up slightly. "We have some 80 initiatives in place, driving our efforts to attract local advertising from clients new to television," Kerr said. "As a result, local advertising has increased in each of the last two quarters, even in the face of a down advertising market."

OTHER
-----
Meredith repurchased 231,000 shares of stock in the fourth quarter in conjunction with the company's ongoing share repurchase program. This compares to purchases of 423,000 shares in the prior-year fourth quarter. In fiscal


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

2001, the company repurchased 1.3 million shares, compared to 1.7 million shares in fiscal 2000 and 1.1 million shares in fiscal 1999.

FISCAL 2002 OUTLOOK
-------------------
In addition to the down advertising environment, Kerr said there are three specific considerations that will impact Meredith's fiscal 2002 first and second quarters.

First, the company will be without $14 million in net political advertising it booked in fiscal 2001. That added 4 cents to earnings in the first quarter and 13 cents in the second quarter of our fiscal 2001.

Second, while Meredith's overall level of circulation mailings in fiscal 2002 will be about equal with 2001, the company currently expects it will mail more heavily in the first half of the year than in the second half. This should impact earnings by about 4 cents in the first quarter and 5 cents in the second quarter.

Third, Kerr stated Meredith is concerned about rising trends in external costs, including healthcare, pension, postal and programming increases. These cost increases will somewhat offset the savings from reduced employment levels.

"As a result of these factors, we expect earnings in the first half of fiscal 2002 to be well below those in the first half of 2001," Kerr said.

"As we look at the full 2002 fiscal year, we have very little visibility at this time," Kerr continued. "Analyst estimates for the year fall in a broad range of $1.41 to $1.70 per share, with a consensus number of $1.60. As of now, we are uncomfortable with most of these estimates, especially given the lack of political advertising in fiscal 2002, which contributed 17 cents to fiscal 2001 earnings. We do not believe that the current advertising environment will allow us to offset the loss of these political advertising revenues."

Kerr said the company will update this assessment at its next earnings call in October.

ABOUT MEREDITH CORPORATION
--------------------------
Meredith Corporation (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, and interactive and integrated marketing. The Meredith Publishing Group includes 16 magazine brands, including Better Homes and Gardens and Ladies' Home Journal, and approximately 120 special interest publications. Meredith owns 12 television stations -- including properties in top 25 markets such as Atlanta, Phoenix, Orlando and Portland -- and produces original television programming based on its strong brands.

Meredith has nearly 300 books in print and has established marketing relationships with some of America's leading companies, including The Home Depot, Kraft Foods and Nestle USA. Meredith's consumer database, which contains more than 60 million names, is the largest domestic database among media companies and enables magazine and television advertisers to precisely target marketing campaigns. Additionally, Meredith has an extensive Internet


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

presence, including 23 web sites, strategic alliances with leading specialty Internet destinations and branded anchor tenant positions on America Online.

Note: All earnings per share figures in the text of this release are diluted.
-----------------------------------------------------------------------------

Meredith Corporation will host a conference call at 11:00 a.m. eastern time today. Chairman and Chief Executive Officer William Kerr, Chief Financial Officer Suku Radia and Controller Tom Ferree will discuss fourth-quarter results and respond to questions. A live Webcast of the call and a copy of the text will be accessible to the public on the company's web site, www.meredith.com. The Webcast will remain there through August 9, 2001.


INFORMATION RELATING TO FORWARD-LOOKING STATEMENTS
--------------------------------------------------
This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, order and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution such as the Internet or e-commerce; changes in government regulations affecting the company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions.

























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

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)


                                        Three Months          Twelve Months
                                        Ended June 30         Ended June 30
                                     -------------------   -------------------
                                        2001      2000        2001      2000
------------------------------------------------------------------------------
(In thousands except per share)

Revenues (less returns and allowances):
  Advertising                        $156,069   $170,918   $615,722   $658,049
  Circulation                          66,703     67,552    263,659    275,642
  All other                            47,224     45,219    173,832    163,474
                                     --------   --------   --------   --------
Total revenues                        269,996    283,689  1,053,213  1,097,165
                                     --------   --------   --------   --------

Operating costs and expenses:
  Production, distribution and edit   121,477    116,027    462,441    455,647
  Selling, general & administrative   104,794    109,981    387,268    404,736
  Depreciation and amortization        13,101     13,328     51,572     52,349
  Nonrecurring items                   25,308     23,096     25,308     23,096
                                     --------   --------   --------   --------
Total operating costs and expenses    264,680    262,432    926,589    935,828
                                     --------   --------   --------   --------
Income from operations                  5,316     21,257    126,624    161,337

  Gain from dispositions               21,477         --     21,477         --
  Interest income                         351        359      1,028      1,195
  Interest expense                     (7,837)    (8,240)   (32,929)   (34,946)
                                     --------   --------   --------   --------
Earnings before income taxes           19,307     13,376    116,200    127,586

  Income taxes                          7,429     10,644     44,928     56,556
                                     --------   --------   --------   --------
Net earnings                         $ 11,878   $  2,732   $ 71,272   $ 71,030
                                     ========   ========   ========   ========

Basic earnings per share             $   0.24   $   0.06   $   1.43   $   1.38
                                     ========   ========   ========   ========
Basic average shares outstanding       49,737     50,606     49,977     51,313
                                     ========   ========   ========   ========

Diluted earnings per share           $   0.23   $   0.06   $   1.39   $   1.35
                                     ========   ========   ========   ========
Diluted average shares outstanding     51,250     51,801     51,354     52,774
                                     ========   ========   ========   ========

Dividends paid per share             $  0.085   $  0.080   $  0.330   $  0.310
                                     ========   ========   ========   ========





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Meredith Corporation and Subsidiaries
Segment Information (Unaudited)


                                    Three Months             Twelve Months
                                    Ended June 30            Ended June 30
                                 -------------------     ---------------------
                                    2001       2000         2001         2000
------------------------------------------------------------------------------
(In thousands)

Revenues
  Publishing                     $202,408   $210,749     $782,937     $818,826
  Broadcasting                     67,588     72,940      270,276      278,339
                                 --------   --------   ----------   ----------
  Total revenues                 $269,996   $283,689   $1,053,213   $1,097,165
                                 ========   ========   ==========   ==========

Operating Profit
  Publishing                     $ 34,860   $ 31,087   $  132,815   $  139,045
  Broadcasting                       (185)    17,096       34,683       60,454
  Unallocated corporate expense    (4,051)    (3,830)     (15,566)     (15,066)
                                 --------   --------   ----------   ----------
  Segment operating profit       $ 30,624   $ 44,353   $  151,932   $  184,433

  Nonrecurring items              (25,308)   (23,096)     (25,308)     (23,096)
                                 --------   --------   ----------   ----------
  Income from operations         $  5,316   $ 21,257   $  126,624   $  161,337
                                 ========   ========   ==========   ==========




























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Meredith Corporation and Subsidiaries
Segment Information (Unaudited)- continued -


                                        Three Months          Twelve Months
                                        Ended June 30         Ended June 30
                                     -------------------   -------------------
                                        2001       2000      2001       2000
------------------------------------------------------------------------------
(In thousands)

Pro Forma Operating Profit
  Publishing                         $ 34,860   $ 31,087   $132,815   $139,045
  Broadcasting                          9,745     17,494     44,613     61,506
  Unallocated corporate expense        (4,051)    (3,830)   (15,566)   (15,066)
                                     --------   --------   --------   --------
  Segment operating profit             40,554     44,751    161,862    185,485

  Nonrecurring items                  (35,238)   (23,494)   (35,238)   (24,148)
                                     --------   --------   --------   --------
  Income from operations             $  5,316   $ 21,257   $126,624   $161,337
                                     ========   ========   ========   ========

Broadcasting segment operating profit for the years ended June 30, 2001 and 2000 include charges of $9.9 million and $1.0 million, respectively, for the write-down of certain programming rights. Pro Forma segment results with the programming write-downs shown in nonrecurring items are shown above.


Depreciation & Amortization
  Publishing                         $  2,304   $  2,923   $  8,983   $ 11,561
  Broadcasting                         10,145      9,927     40,034     38,705
  Unallocated corporate                   652        478      2,555      2,083
                                     --------   --------   --------   --------
  Total depreciation & amortization  $ 13,101   $ 13,328   $ 51,572   $ 52,349
                                     ========   ========   ========   ========

EBITDA
  Publishing                         $ 37,164   $ 34,010   $141,798   $150,606
  Broadcasting                         19,890     27,421     84,647    100,211
  Unallocated corporate                (3,399)    (3,352)   (13,011)   (12,983)
                                     --------   --------   --------   --------
Total EBITDA                         $ 53,655   $ 58,079   $213,434   $237,834
                                     ========   ========   ========   ========


Note: EBITDA is earnings before interest, taxes, depreciation and amortization and it excludes the following one-time items:

Broadcasting programming write-down   ($9,930)     ($398)   ($9,930)   ($1,052)
Nonrecurring charges                 ($25,308)  ($23,096)  ($25,308)  ($23,096)
Gain from dispositions                $21,477         --    $21,477         --





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Meredith Corporation and Subsidiaries
Pro Forma Earnings per Share Calculation (Unaudited)


                                        Three Months          Twelve Months
                                        Ended June 30         Ended June 30
                                     -------------------   -------------------
                                        2001       2000      2001       2000
------------------------------------------------------------------------------
(Share data in thousands)

Basic earnings
  per share as reported               $  0.24    $  0.06    $  1.43    $  1.38

Pro Forma Adjustments:
Add:
  Nonrecurring charges                   0.31       0.38       0.31       0.38
  Film write-down*                       0.12         --       0.12       0.01

Less:
  Gain from dispositions*               (0.26)        --      (0.27)        --
                                      -------    -------    -------    -------

Pro Forma Basic earnings per share    $  0.41    $  0.44    $  1.59    $  1.77
                                      =======    =======    =======    =======

Basic average shares outstanding       49,737     50,606     49,977     51,313
                                      =======    =======    =======    =======



Diluted earnings
  per share as reported               $  0.23    $  0.06    $  1.39    $  1.35

Pro Forma Adjustments:
Add:
  Nonrecurring charges                   0.30       0.37       0.30       0.36
  Film write-down*                       0.12         --       0.12       0.01

Less:
  Gain from dispositions*               (0.25)        --      (0.26)        --
                                      -------    -------    -------    -------

Pro Forma Diluted earnings per share  $  0.40    $  0.43    $  1.55    $  1.72
                                      =======    =======    =======    =======

Diluted average shares outstanding     51,250     51,801     51,354     52,774
                                      =======    =======    =======    =======


* The changes in basic and diluted earnings per share between the fourth quarter and the fiscal year are due to the difference in the average number of shares outstanding for the two periods.




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